    As filed with the Securities and Exchange Commission on December 17, 1999

                                                REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  --------------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                  --------------------------------------------

                            FORRESTER RESEARCH, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                   04-2797789
    (State or other jurisdiction                      (I.R.S. Employer
  of incorporation or organization)                Identification Number)


                              400 TECHNOLOGY SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 497-7090
          (Address of principal executive offices, including zip code)


                              SUSAN M. WHIRTY, ESQ.
                   Chief Financial Officer and General Counsel
                            Forrester Research, Inc.
                              400 Technology Square
                         Cambridge, Massachusetts 02139
                                 (617) 497-7090
                              (617) 613-5643 (Fax)
              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)

                  --------------------------------------------

                  Please send copies of all communications to:
                             KEITH F. HIGGINS, ESQ.
                                  Ropes & Gray
                             One International Place
                           Boston, Massachusetts 02110
                                 (617) 951-7000
                              (617) 951-7050 (Fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. [ ]

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                               Proposed              Proposed
                                          Amount               Maximum                Maximum
     Title of Each Class of                to be            Offering Price           Aggregate              Amount of
   Securities to be Registered          Registered            Per Unit(1)        Offering Price(1)      Registration Fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value             100,426              $62.6875             $6,295,454.80           $1,662.00
===========================================================================================================================

         (1) Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the registration fee applicable to the Common Stock is calculated upon the basis of the average high and low sales price of the Common Stock as reported on the Nasdaq National Market on December 15, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.


PRELIMINARY PROSPECTUS                                     Subject to Completion
                                                               December 17, 1999


                            Forrester Research, Inc.
                                  Common Stock
                                 100,426 Shares

                           ---------------------------


         The stockholders of Forrester Research, Inc. listed on page 8 are offering and selling 100,426 shares of our common stock under this prospectus.

         BEFORE PURCHASING SHARES OF OUR COMMON STOCK YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS SECTION OF THIS PROSPECTUS WHICH BEGINS ON PAGE 2.

         Our common stock is listed on the Nasdaq National Market with the trading symbol, "FORR." On December 16, 1999, the closing price of one share of our common stock on the Nasdaq National Market was $62.75.

--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                           ---------------------------



                The date of this prospectus is December   , 1999

                                TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----

FORRESTER..........................................................1

RISK FACTORS.......................................................2

USE OF PROCEEDS....................................................8

SELLING STOCKHOLDERS...............................................8

PLAN OF DISTRIBUTION...............................................9

WHERE YOU CAN FIND MORE INFORMATION...............................10

LEGAL OPINIONS....................................................11

EXPERTS  .........................................................11

                                    FORRESTER

         We are a leading independent research firm offering products and services that help our clients assess the effect of technology on their businesses. We provide analysis and insight into a broad range of technology areas such as electronic commerce and the Internet, computing, software, networking and telecommunication. We also project how technology trends will impact businesses, consumers and society. Our clients include senior management, business strategists and marketing and information technology ("IT") professionals within large enterprises. Our clients use our prescriptive research to understand and benefit from current and future developments in technology, and as support for their development and implementation decisions.

         We offer our clients annual memberships to core research that is organized into three coverage areas:

         o        Internet Commerce,

         o        Internet Commerce Enabling Technology, and

         o        Technographics(R) Data & Analysis

         Each coverage area includes research lenses that contain focused selections of core research relevant to specific business issues and technology topics. These issues and topics include the impact that the application of technology may have on financial results, investment priorities, organizational effectiveness and staffing requirements. We also provide advisory services to a limited number of clients to help them explore in greater detail the issues and topics covered by the core research.

         Our principal executive offices are located at 400 Technology Square, Cambridge, Massachusetts 02139 and our telephone number is (617) 497-7090.

                                  RISK FACTORS

         Pursuant to the offering contemplated by this registration, we feel that the following important factors should be taken into account.

WE NEED TO ATTRACT AND RETAIN PROFESSIONAL STAFF IN ORDER TO OPERATE
SUCCESSFULLY

         Our future success will depend in large measure upon the continued contributions of our senior management team, research analysts and experienced sales personnel. Thus, our future operating results will be largely dependent upon our ability to retain the services of these individuals and to attract additional qualified personnel from a limited pool of qualified candidates. We experience intense competition in hiring and retaining professional personnel from producers of information technology products, other research firms, management consulting firms, print and electronic publishing companies and financial services companies. Many of these firms have substantially greater financial resources to attract and compensate qualified personnel. The loss of key management and professional personnel or the inability to attract such personnel could have an adverse effect on our business, financial condition and results of operations.

OUR INABILITY TO MANAGE GROWTH COULD ADVERSELY AFFECT OUR OPERATING RESULTS

         Our growth has placed significant demands on our management and other resources. Our revenues increased approximately 38% to $59.6 million in the nine months ended September 30, 1999 from $43.2 million in the nine months ended September 30, 1998. Our ability to effectively manage growth, if any, will require us to continue to develop and improve our operational, financial and other internal systems. We must also continue to develop our business development capabilities and continue to train, motivate and manage our employees. Additionally, on November 15, 1999, we acquired 100% of the ordinary shares of Fletcher Research Limited for approximately $19 million. Fletcher Research Limited is an internet research company located in the United Kingdom. We may continue to acquire complementary businesses, products or technologies. Our management has limited experience integrating acquisitions. If we are unable to effectively manage our growth, such inability could have an adverse effect on the quality of our products and services, our ability to retain key personnel and our business, financial condition and results of operations.

OUR OPERATING RESULTS FLUCTUATE AND OUR STOCK PRICE MAY BE VOLATILE AS A RESULT

         Our revenues and earnings may fluctuate from quarter to quarter based on a variety of factors, some of which are beyond our control. The factors include, but are not limited to:

         o      the timing and size of new and renewal memberships from clients;

         o        the timing of revenue-generating events sponsored by us;

         o        the utilization of our advisory services;

         o the introduction and marketing of new products and services by us and our competitors;

         o        the hiring and training of new analysts and sales personnel;

         o        changes in demand for our research; and

         o        general economic conditions.

As a result, our operating results in future quarters may be below the expectations of securities analysts and investors which could have an adverse effect on the market price for our common stock. Factors such as announcements of new services or offices or strategic alliances by us or our competitors, as well as market conditions in the information technology services industry, may have a significant impact on the market price of the common stock. The market price for our common stock may also be affected by movements in prices of stocks in general.

WE DEPEND ON RENEWALS OF MEMBERSHIP-BASED RESEARCH SERVICES TO GENERATE REVENUE

         Our success depends in part upon renewals of memberships for our core research products. Approximately 79% and 75% of our revenues in the nine months ended September 30, 1998 and 1999, respectively, were derived from our membership-based core research products. A significant decline in renewal rates for our core research products could have an adverse effect on our revenues.

LOSS OF KEY PERSONNEL COULD AFFECT OUR ABILITY TO RUN OUR BUSINESS

         Our future success will depend in large part upon the continued services of a number of key employees. The loss of key personnel, in particular George F. Colony, our founder and Chairman of the Board of Directors, President and Chief Executive Officer, could have an adverse effect on our business, financial condition and results of operations. In October 1996, we entered into a registration rights and non-competition agreement with Mr. Colony. This agreement provides that if Mr. Colony's employment with us is terminated he will not compete with us for the one-year period following his termination.

WE MUST ANTICIPATE AND RESPOND TO MARKET TRENDS IN ORDER TO REMAIN COMPETITIVE

         Our success depends in part upon our ability to anticipate rapidly changing technologies and market trends and to adapt our core research to meet the changing information needs of our clients. The technology sectors that we analyze undergo frequent and often dramatic changes. The changes include, but are not limited to:

         o        the introduction of new products and obsolescence of others;

         o shifting strategies and market positions of major industry participants;

         o        paradigm shifts with respect to system architectures; and

         o        changing objectives and expectations of users of technology.

The environment of rapid and continuous change presents significant challenges to our ability to provide our clients with current and timely analysis, strategies and advice on issues of importance to them. Meeting these challenges requires the commitment of substantial resources. Any failure to continue to provide insightful and timely analysis of developments, technologies and trends in a manner that meets market needs could have an adverse effect on our market position and results of operations.

OUR SUCCESS DEPENDS ON OUR ABILITY TO OFFER NEW PRODUCTS AND SERVICES

         Our future success will depend in part on our ability to offer new products and services. These new products and services must successfully gain market acceptance by addressing specific industry and business organization sectors, changes in client requirements and changes in the technology industry. The process of internally researching, developing, launching and gaining client acceptance of a new product or service, or assimilating and marketing an acquired product or service, is risky and costly. We may not be able to introduce new, or assimilate acquired, products or services successfully. Our failure to do so would adversely affect our revenues.

THE MARKET FOR RESEARCH PRODUCTS AND SERVICES IS COMPETITIVE AND INTENSE COMPETITION COULD AFFECT OUR MARKET POSITION

         We compete in the market for research products and services with other independent providers of similar services. Some of our competitors have substantially greater financial, information-gathering and marketing resources than we do. In addition, our indirect competitors include the internal planning and marketing staffs of our current and prospective clients, as well as other information providers such as electronic and print publishing companies, survey-based general market research firms and general business consulting firms. Our indirect competitors may choose to compete directly against us in the future. In addition, there are relatively few barriers to entry into our market and new competitors could readily seek to compete against us in one or more market segments addressed by our products and services. Increased competition could adversely affect our operating results through pricing pressure and loss of market share.

OUR YEAR 2000 ISSUES COULD INTERRUPT OUR NORMAL BUSINESS OPERATIONS AND ADVERSELY AFFECT OUR REVENUES

         We have implemented a broad-based remediation effort to address the year 2000 problem. This effort consists of the following three stages:

         o survey and assess the Company's operations for year 2000 compliance;

         o         execute the necessary software and hardware remedial changes;
                   and

         o         test the remediation efforts to ensure year 2000 compliance.

There can be no assurance that our survey will identify all year 2000 problems in these areas or that the necessary corrective actions will be completed in a timely manner.

         The first stage of the effort has been completed. We identified three areas of operations where the year 2000 problem could arise:

         o External product delivery systems. This includes our three main platforms for electronic product delivery: our Web site, FTP site and Lotus Notes system.

         o Internal information technology systems. This includes our MIS functions, customer service applications and production systems.

         o Third-party vendors and service providers. This includes a review of our third-party vendor and service providers to establish their readiness for the year 2000 problem and assess any risks to us. Material third-party vendor and service providers include: printers, mailing houses and CD-ROM duplicators.

         This survey included a review of the year 2000 compliance of our European Research Center. Our external product delivery systems, internal information technology systems and a number of third-party vendors and service providers are also utilized by the European Research Center. We have completed our survey of non-IT facilities and third-party vendors that are used exclusively by the European Research Center and have replaced vendors who are not year 2000 compliant.

         We have also implemented the second stage of our effort. The year 2000 compliance of our external product delivery systems and internal information technology systems ultimately depends upon the delivery of year 2000-compliant systems from our vendors. We are working closely with our vendors to ensure the timely delivery of year 2000 compliant systems. Our

Lotus Notes system is fully year 2000 compliant, and we have released updated versions of our Web site and FTP site, which bring these external delivery systems into year 2000 compliance. Our MIS systems are fully compliant and vendor-supplied upgrades for our customer service applications and production systems have been delivered and installed. Our survey of non-IT facilities technology, which included a review of the elevator, HVAC, security and energy management systems, indicated that these systems are currently year 2000 compliant.

         During this second stage, we have assessed our vulnerability to year 2000 problems of third-party vendors and service providers by requiring these third-party vendors and service providers to complete a survey pertaining to their year 2000 readiness. We rely on third-party suppliers primarily to deliver printing services, mailing services, Internet and Web hosting services and CD-ROM duplication. We have received responses from the majority of these vendors and service providers that indicate that these vendors and service providers are year 2000 compliant. We intend to continuously identify and prioritize critical service providers and vendors, and communicate with them about their plans and progress in addressing the year 2000 problem.

         The final stage of our year 2000 efforts, the internal testing of all systems, has been completed. In the fourth quarter of 1998 we completed a successful test of our internal IT systems and intend to continue to test these systems during 1999 and early 2000. We have completed all testing for year 2000 compliance and will continue to monitor all of our systems during the fourth quarter of 1999. We also have established a contingency plan that provides a framework for decisions in the event of year 2000 induced service or systems interruptions. This contingency plan is designed to mitigate the effects of third parties' failures to remediate their year 2000 issues and for unexpected failures in our own systems. Pursuant to the contingency plan, we have made arrangements for some alternate suppliers, such as Internet service providers, and will continue to identify potential alternate suppliers. If it becomes necessary for us to take these corrective actions, it is uncertain whether this would result in significant interruptions in service or delays in business operations or whether it would have an adverse effect on our results of operations, financial position or cash flow.

         Based on the efforts described above, we currently believe that our systems are year 2000 compliant. However, there can be no assurance that all year 2000 problems will be successfully identified or that the necessary corrective actions will be completed in a timely manner. In addition, the survey has indicated that our compliance will require the delivery of upgrades by various vendors, and any failure to deliver these upgrades in a timely manner will adversely affect our readiness for the year 2000 problem. We rely on the Internet for our external distribution systems, and any failure of the Internet due to year 2000 issues could adversely affect us.

          As of November 30, 1999, we had not incurred material costs related to the year 2000 problem. In the future, we may incur small incremental costs in connection with the upgrades of our external delivery systems and internal information technology systems. We have not deferred other information technology projects due to year 2000 expenses and do not expect to defer such projects in the future.

                                 USE OF PROCEEDS

         All net proceeds from the sale of the shares of Forrester common stock will go to the stockholders who offer and sell them. We will not receive any proceeds from this offering.

                              SELLING STOCKHOLDERS

         The selling stockholders, William Reeve and Neil Bradford, acquired their shares of Forrester common stock from us in exchange for 100% of the ordinary shares of Fletcher Research Limited, a business that we acquired in November 1999. This acquisition was accounted for as a pooling of interests. Fletcher Research Limited is a limited liability company located in London, England. Each of the selling stockholders is a party to a registration rights agreement in which we agreed to register a portion of their shares of Forrester common stock and to use our best efforts to keep the registration statement effective until November 30, 2000. Registration of these shares does not necessarily mean that the selling stockholders will sell any or all of the shares.

         The material relationships between the selling stockholders and Forrester are as follows: William Reeve is the research director of Fletcher Research Limited, now a wholly-owned subsidiary of Forrester and Neil Bradford is the managing director of Fletcher Research Limited. Each of the selling shareholders has entered into an employment agreement with Fletcher Research Limited. In addition, one or more of the selling stockholders may donate or transfer as gifts some or all of their Forrester shares, or may transfer their shares for no value to other beneficial owners. The selling stockholders will include these donees or transferees as selling stockholders in a prospectus supplement if the donees or transferees wish to use this prospectus to re-offer the shares.

         The shares listed below represent all of the shares that each selling stockholder currently beneficially owns, the number of shares each of them may offer and the number of shares each of them will own after the offering, assuming they sell all of the shares and that they acquire no additional shares before the completion of this offering. Their percentage ownership in Forrester, as of December 16, 1999, is shown in parentheses next to the number of shares. If no percentage is indicated for a selling stockholder in the table below, that stockholder's percentage ownership is less than one percent. Each of the selling stockholders is subject to restrictions on the transfer of shares held by him imposed by federal securities laws and by agreements made in connection with the acquisition of Fletcher Research Limited. Specifically, the selling stockholders have agreed not to transfer or otherwise dispose of shares held by them if to do so would jeopardize our ability to account for the acquisition of Fletcher Research Limited as a pooling transaction.



                      SHARES BENEFICIALLY OWNED                         SHARES BENEFICIALLY
SELLING               AND OWNERSHIP PERCENTAGE       SHARES BEING       OWNED AND OWNERSHIP
STOCKHOLDER           PRIOR TO OFFERING              OFFERED            PERCENTAGE AFTER OFFERING
-----------           -----------------              -------            -------------------------
William Reeve              200,852  (1.85%)          50,213                150,639  (1.40%)

Neil Bradford              200,852  (1.85%)          50,213                150,639  (1.40%)


                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling stockholders. "Selling stockholders" as used in this prospectus, includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders may offer their shares of Forrester common stock at various times in one or more of the following transactions:

         o            in the over-the-counter market;

         o in private transactions other than in the over-the-counter market;

         o in connection with short sales of the shares of Forrester common stock;

         o            by pledge to secure debts and other obligations;

         o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

         o            in a combination of any of the above transactions.

         The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

         Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), provided they meet the criteria and conform to the requirements of that Rule.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

         1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 as filed with the SEC on March 31, 1999;

         2. Our Quarterly Report on Form 10-Q for the quarters ended September 30, 1999, June 30, 1999 and March 31, 1999 as filed with the SEC on November 12, 1999, August 16, 1999 and May 13, 1999, respectively;

         3. Our Current Report on Form 8-K as filed with the SEC on November 30, 1999;

         4.       Our Proxy Statement as filed with the SEC on April 8, 1999;
                  and

         5. Our Registration Statement on Form 8-A as filed with the SEC on September 26, 1996, including any amendment or report filed for the purpose of updating such description.

         Fletcher Research Limited is not a "significant subsidiary" for purposes of Regulation S-X and, as such, financial statements covering its operations are not provided. In addition, although we plan to use the pooling method of accounting for the acquisition of Fletcher Research Limited, we will not restate our financial statements because the acquisition is not material to our historical financial statements.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                     Forrester Research, Inc.
                     400 Technology Square
                     Cambridge, Massachusetts  02139
                     Attention:  General Counsel
                     (617) 497-7090

         This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized nor have any of the selling stockholders authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                 LEGAL OPINIONS

         For the purpose of this offering, Ropes & Gray, Boston, Massachusetts, is giving its opinion on the validity of the shares.

                                     EXPERTS

         The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein upon the authority of said Firm as experts in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following statement sets forth the estimated amounts of expenses to be borne by us in connection with the offering described in this Registration
Statement:

SEC Registration Fee...................................  $ 1,662
Legal Fees and Expenses................................  $15,000*
Miscellaneous Expenses.................................  $10,000*
                                                         -------
         Total Expenses................................  $36,662
                                                         =======
---------------

* Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

         Our Certificate of Incorporation provides that our Directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. Our Certificate of Incorporation further provides that we shall indemnify our directors and officers to the fullest extent permitted by the DGCL.

         We have a liability insurance policy in effect which covers certain claims against any of our officers or directors by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his or her capacity as an officer or director.

                  For the undertaking with respect to indemnification, see Item 17 herein.

ITEM 16.  EXHIBITS

4.1 Registration Rights Agreement dated November 15, 1999 by and among the Registrant and William Reeve and Neil Bradford

5.       Opinion of Ropes & Gray re: validity of shares

23.1     Consent of Arthur Andersen LLP

23.5     Consent of Ropes & Gray (included in the opinion filed as Exhibit 5.)

24.1     Power of Attorney (included as part of signature page filed herewith)

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, The Commonwealth of Massachusetts, on this 17th day of December, 1999.

                              FORRESTER RESEARCH, INC.


                                  /s/ Susan M. Whirty
                              By: _____________________________________
                                  Susan M. Whirty
                                  Chief Financial Officer, Vice President,
                                  Operations and General Counsel

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Susan M. Whirty, with full power of substitution, to execute in the name of and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the person(s) so acting deems appropriate, and appoints each of such persons, each with full power of substitution, attorney-in-fact to sign any amendment (including any post-effective amendment to this Registration Statement) and to file the same, with exhibits thereto, and other documents in connection therein.

SIGNATURE                          TITLE                             DATE
---------                          -----                             ----

/s/ George F. Colony    President, Chief Executive Officer     December 17, 1999
____________________    and Chairman of the Board
George F. Colony

/s/ Susan M. Whirty     Chief Financial Officer and General    December 17, 1999
___________________     Counsel (Principal Financial and
Susan M. Whirty         Accounting Officer)










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



/s/ Robert M. Galford
______________________      Director                         December 17, 1999
Robert M. Galford

/s/ George R. Hornig
______________________      Director                         December 17, 1999
George R. Hornig

/s/ Michael H. Wells
______________________      Director                         December 17, 1999
Michael H. Wells

/s/ Henk W. Broeders
______________________      Director                         December 17, 1999
Henk W. Broeders






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




                                  EXHIBIT INDEX

NUMBER                       TITLE OF EXHIBIT                           PAGE
------                       ----------------                           ----

4.1        Registration Rights Agreement dated November 15, 1999 by
           and among the Registrant and William Reeve and
           Neil Bradford                                                  18

5.         Opinion of Ropes & Gray re: validity of shares                 34

23.1       Consent of Arthur Andersen LLP                                 36

23.5       Consent of Ropes & Gray (included in the opinion filed
           as Exhibit 5.)                                                 34

24.1       Power of Attorney (included as part of signature page
           filed herewith)                                                15




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